UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

POINT BLANK SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13112	11-3129361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2102 SW 2nd Street, Pompano Beach, Florida		33069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 630-0900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 30, 2009, Point Blank Solutions, Inc. (the “Company”) issued a press release announcing that its wholly owned subsidiary, Point Blank Body Armor, Inc., has been awarded a $38.5 million contract from the U.S. Army Research, Development and Engineering Command Contracting Center (Solicitation #: W91CRB-09-C-0124) to produce New, Generation II Improved Outer Tactical Vests.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On October 1, 2009, Protective Apparel Corporation of America, PBBA and Life Wear Technologies, Inc. (collectively, the “Borrowers”), each a subsidiary of the Company, and the Company entered into a Fifteenth Amendment to that certain Amended and Restated Loan and Security Agreement, dated as of April 3, 2007 (the “Loan Agreement”), by and among the Borrowers, as borrowers, the Company, as guarantor, and Bank of America, N.A. (as successor by merger to LaSalle Business Credit, LLC) (“Bank of America”), as administrative agent and collateral agent for itself and all other lenders party to the Loan Agreement.  Pursuant to the Loan Agreement, as amended, Bank of America will not test the Borrowers’ compliance with their minimum EBITDA and minimum net worth covenant requirements for the period ended August 31, 2009, and the Borrowers will not have the right to access the revolving credit line provided under the Loan Agreement through the close of business on November 15, 2009.  Additionally, the maturity date of the term loan provided under the Loan Agreement has been extended to October 30, 2009.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT BLANK SOLUTIONS, INC.

Dated: October 1, 2009	By:	/s/ Michelle Doery
	Name:	Michelle Doery
	Title:	Chief Financial Officer